PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

effective January 1, 2008

PROLIANCE INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Section 1. Name, Effective Date and Purpose

1.1 Proliance International, Inc. (the “Company”) hereby amends and restates its Supplemental Executive Retirement Plan (the “Plan”) as of January 1, 2008.

1.2 The purpose of the Plan is to provide supplemental retirement benefits for key executives of Company or its affiliates, as selected by the Board of Directors, in its sole discretion.

1.3 To the extent the Plan provides for benefits which constitute deferred compensation, the Plan is intended to be an unfunded, non-qualified deferred compensation plan for a select group of management and highly compensated employees, as described in §201(2) and §301(a)(3) of the Employee Retirement Income Security Act (“ERISA”) and §409A(a)(2), (3) and (4) of the Internal Revenue Code, and the provisions of the Plan shall be interpreted accordingly.

1.4 The vested accrued benefits of any Participant who had a Separation from Service with the Company prior to January 1, 2008 shall be subject to the terms of the Plan as in effect as of the Participant’s Separation from Service date and shall not be subject to the terms of this Plan document. The benefits of any Participant who is actively employed by the Company as of January 1, 2008 shall be governed by the terms of this Plan document.

Section 2. Definitions

2.1 “Actuarial Equivalent” or “Actuarially Equivalent” shall have the same meaning as under the Proliance International, Inc. Pension Plan.

2.2 “Administrative Committee” shall mean the Compensation Committee of the Board of Directors (or if such Committee is not then constituted, the Board of Directors), which shall administer the Plan as provided in Section 3, below. Any notices, elections or other writings should be sent to the Administrative Committee, Proliance International, Inc. Supplemental Executive Retirement Plan, 100 Gando Drive, New Haven, CT 06513.

2.3 “Board of Directors” shall mean the Board of Directors of Proliance International, Inc. or its delegate.

2.4 “Change of Control,” with respect to a Participating Employer that is organized as a corporation, is any of the following events: (i) a change in the ownership of the Participating Employer; (ii) a change in the effective control of the Participating

Employer; (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

(i) A change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer.

(ii) A change in the effective control of the Participating Employer occurs on the date on which either (a) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (b) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer.

(iii) A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(2)(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Company” shall mean Proliance International, Inc. and its successors.

2.7 “Distribution Election” shall mean a written election by a Participant which specifies the time and form such benefits will be distributed, and which satisfies the requirements Section 5, below.

2.8 “Effective Date” shall mean January 1, 2008.

2.8 “Involuntary Separation from Service” means, generally, a Separation from Service due to the independent exercise of the unilateral authority of the Company (or the Participant’s Participating Employer) to terminate the Participant’s employment, other than due to the Participant’s implicit or explicit request, where the Participant was willing and able to continue providing services. Whether an Involuntary Separation from Service has occurred shall be determined in accordance with Treasury Regulation §1.409A-1(n).

2.10 “Participant” shall mean an individual employed by the Company who is a high level management employee and who has been selected for participation in this Plan by the Administrative Committee.

2.11 “Participating Employer” shall mean the Company and any other, affiliated company as shall be designated by the Board of Directors as eligible to have one or more of its senior executives participate in the Plan.

2.12 “Pension Plan” shall mean the Proliance International, Inc. Pension Plan.

2.13 “Plan” shall mean Proliance International, Inc. Supplemental Executive Retirement Plan.

2.14 “Plan Administrator” shall mean the Administrative Committee.

2.15 “Plan Year” shall mean each calendar year.

2.16 “Separation from Service” means a termination of employment with the Company, as defined for purposes of Code §409A. Except as noted below with respect to asset sales, the Plan Administrator will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred. Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Company and the Participant reasonably anticipate that the level of services to be performed by the Participant after a date certain will be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Participant was on a bona fide leave of absence.

A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Company means the Company and any affiliate, except that for purposes of determining whether another organization is an affiliate of the Company, common ownership of at least 50% shall be determinative. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code §414(b) or (c).

The Company specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code §409A.

2.17 “Specified Employee” means an employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any affiliate, any stock of which is actively traded on an established securities market or otherwise. An employee is a key employee if he or she meets the requirements of Code §416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code §416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date. Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treasury Regulation §1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company and any Participating Employer, elect to use a different definition of compensation. In the event of corporate transactions described in Treasury Regulation Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Plan Administrator. Specified Employee Identification Date means December 31, unless the Company has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company or any Participating Employer.

2.18 “Spouse” shall mean the husband or wife of a Participant.

Section 3. Administration

3.1 The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have full discretionary authority and power to construe and interpret the terms of the Plan, establish and amend administrative procedures to further the purposes of the Plan, and take any other actions necessary to administer the Plan. The Administrative Committee’s decisions, actions, and interpretations regarding the Plan shall be final and binding upon all Participants.

3.2 The Administrative Committee shall act by vote or written consent of a majority of its members. Members of the Administrative Committee who are Participants may vote on or participate in any matter affecting the administration of the Plan, provided, however, that no member of the Administrative Committee may vote on or participate in any matter directly relating to his or her own benefits.

3.3 The Administrative Committee (or its delegate) shall (a) calculate benefits and maintain records of benefit payments; (b) prepare communications to Participants; (c) prepare reports and data required by the Company concerning the Plan; and (d) take any other actions as are otherwise necessary or appropriate for effective implementation and administration of the Plan. The Administrative Committee shall be the Plan Administrator for purposes of ERISA.

Section 4. Benefits

4.1 Retirement Benefits. A Participant shall become entitled to a Retirement Benefit hereunder upon the Participant’s Separation from Service (other than on account of death), provided that the Participant has qualified for a retirement benefit under the Proliance International, Inc. Pension Plan (the “Pension Plan”). A Participant’s “Retirement Benefit” under this Plan shall be a benefit that is Actuarially Equivalent to the difference between the Participant’s accrued benefit under the Pension Plan calculated disregarding the limitations of Code § 401(a)(17) and Code §415 and the Participant’s accrued benefit under the Pension Plan calculated taking into account the limitations of Code §401(a)(17) and Code §415, determined as of the Participant’s Separation from Service date.

4.2 Death Benefits. In lieu of a Retirement Benefit under Section 4.1, above, a Death Benefit is payable hereunder in the event of a Participant’s death while actively employed by the Company. With respect to an unmarried Participant, the “Death Benefit” under this Plan shall be a benefit that is Actuarially Equivalent to the difference between the Participant’s accrued benefit under the Pension Plan calculated disregarding the limitations of Code § 401(a)(17) and Code §415 and the Participant’s accrued benefit under the Pension Plan calculated taking into account the limitations of Code §401(a)(17) and Code §415, determined as of the Participant’s date of death. With respect to a married Participant who dies while actively employed by the Company, the Death Benefit under this Plan shall equal the greater of (a) the Actuarial Equivalent of the difference between the Participant’s accrued benefit under the Pension Plan calculated disregarding the limitations of Code §401(a)(17) and Code §415 and the Participant’s accrued benefit under the Pension Plan calculated taking into account the limitations of Code §401(a)(17) and Code §415, determined as of the Participant’s date of death; or (b) the Actuarial Equivalent of the difference between the Qualified Preretirement Survivor Annuity based on the Participant’s accrued benefit under the Pension Plan calculated disregarding the limitations of Code §401(a)(17) and Code §415 and the Qualified Preretirement Survivor Annuity based the Participant’s accrued benefit under the Pension Plan calculated taking into account the limitations of Code §401(a)(17) and Code §415, determined as of the Participant’s date of death. The term “Qualified

Preretirement Survivor Annuity” shall have the same meaning for purposes of this plan as for purposes of the Pension Plan.

4.3 Severance Benefits. If so provided in the Participant’s employment agreement with the Company (the relevant terms of which are hereby incorporated herein by reference), a Participant shall become entitled to “Severance Benefits” hereunder upon the Participant’s Separation from Service if the Participant terminates employment for “Good Reason,” as defined in the Participant’s employment contract, or the Participant’s employment is terminated by the Company without “Serious Cause,” as defined in the Participant’s employment contract, provided such Separation from Service is an Involuntary Separation from Service within the meaning of Treasury Regulation §1.409A-1(n). Severance Benefits may become payable hereunder in addition to Retirement Benefits. A Participant may become entitled to Regular Severance Benefits or Enhanced Severance Benefits, but not both.

(a) Regular Severance Benefits. Except as otherwise provided in a Participant’s employment agreement and in Section 5.5, below, “Regular Severance Benefits” shall consist of:

(i) an amount equal to two (2) times the Participant’s annual base salary, plus two times the Participant’s allowance for a leased automobile, both determined as of the date of the Separation from Service, payable over a twenty-four month period;

(ii) eligibility to participate in the Company’s medical, dental and vision plans on the same terms as then available for active employees of the Company for a period of two (2) years beginning at the Participant’s Separation from Service date;

(iii) reimbursement for premiums paid for life insurance coverage in an amount of up to two (2) times the Employee’s annual base salary for a period of two (2) years beginning at the Participant’s Separation from Service date; and

(iv) reimbursement for premiums paid for long term disability insurance coverage on terms substantially identical to those available to the Participant under the Company-provided coverage in effect at the time of the Separation from Service for the period of two (2) years beginning at the Participant’s Separation from Service date.

(b) Enhanced Severance Benefits in the event of a Change in Control. Except as otherwise provided in a Participant’s employment agreement and in Section 5.5, below, in the event of a Participant’s Involuntary Separation from Service within a Change in Control Period (as defined below), such Participant’s “Enhanced Severance Benefits” shall consist of:

(i) an amount equal to 2.99 times the Participant’s “base amount” as defined for purposes of Code §280G payable over a thirty-six month period;

(ii) eligibility to participate in the Company’s medical, dental and vision plans on the same terms as then available for active employees of the Company for a period of three (3) years beginning at the Participant’s Separation from Service date;

(iii) reimbursement for premiums paid for life insurance coverage in an amount of up to two (2) times the Employee’s annual base salary for a period of three (3) years beginning at the Participant’s Separation from Service date; and

(iv) reimbursement for premiums paid for long term disability insurance coverage on terms substantially identical to those available to the Participant under the Company-provided coverage in effect at the time of the Separation from Service for the period of three (3) years beginning at the Participant’s Separation from Service date.

Notwithstanding the foregoing, if any portion of a Participant’s Enhanced Severance Benefits would constitute “excess parachute payments’ (as defined for purposes of Code §280G) such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Code §4999. Such reduction shall be taken from the amount otherwise payable under paragraph (i), above. “Change of Control Period” shall mean the period commencing on the date that a Change of Control is formally proposed to the Company’s Board of Directors and ending on the second anniversary of the date on which such Change of Control occurs.

4.4 Notwithstanding anything to the contrary set forth herein, any and all amounts payable hereunder shall remain general assets of the Company until actually paid distributed to a Participant.

Section 5. Distributions

5.1 Each Participant must file a Distribution Election concerning Retirement Benefits with the Administrative Committee. All Elections shall be made on such forms (paper or electronic) as shall be provided by the Administrative Committee. Distributions Elections must be filed by a Participant within 30 days of initially becoming eligible for benefits under this Plan.

5.2 Each Distribution Election shall include an election as to the time and form of distribution of Retirement Benefits from among the following options:

(a) Lump Sum. A single lump sum calculated as though benefits commence as of the first of the month after the Participant’s Separation from Service, but payable as of the first of the month after the date which is six months after the Participant’s Separation from Service date.

(b) Life Annuity. One of the following Actuarially Equivalent life annuity options:

(i) Single Life Annuity. A single life annuity for the life of the Participant calculated as though benefits commence as of the first of the month after the Participant’s Separation from Service, provided that payments shall be withheld until the first of the month after the date which is six months after the Participant’s Separation from Service date, at which time an initial payment shall be made equal to the sum of the withheld monthly installments.

(ii) Joint & 50% Survivor Annuity. A joint and 50% survivor annuity for the life of the Participant and a joint annuitant calculated as though benefits commence as of the first of the month after the Participant’s Separation from Service, provided that payments shall be withheld until the first of the month after the date which is six months after the Participant’s Separation from Service date, at which time an initial payment shall be made equal to the sum of the withheld monthly installments, and further provided that the annuity benefits shall be calculated making such adjustments as would be necessary to satisfy the minimum distribution incidental benefit requirements of Code 401(a)(9).

(iii) Joint & 100% Survivor Annuity. An annuity as in (ii), above, except that the benefit will be calculated as a joint and 100% survivor annuity.

(iv) Life and 10 Year Term Certain Annuity. A single life annuity for the life of the Participant calculated as though benefits commence as of the first of the month after the Participant’s Separation from Service with a guarantee of not less than 120 monthly installments, provided that payments shall be withheld until the first of the month after the date which is six months after the Participant’s Separation from Service date, at which time an initial payment shall be made equal to the sum of the withheld monthly installments.

If the Life Annuity Option is selected on a Participant’s Distribution Election form, such Participant may change from one Actuarially Equivalent life annuity option to another or may change the joint annuitant up until such Participant’s benefit commencement date.

If no Distribution Election is timely filed by a Participant, the Participant will be deemed to have elected the Lump Sum form of benefit.

5.3 A Participant may change an election as to the form or timing of payment of Retirement Benefits by filing a subsequent written election, provided, however, that

(a) such subsequent election is approved by the Committee, in its discretion and is consistent with one of the forms of benefit permitted under Section 5.2, above;

(b) such subsequent election does not take effect until at least 12 months after the date on which the subsequent election is made;

(c) with respect to an election relating to a distribution on account of a Separation from Service (or any other permitted distribution event under Code §409A, other than disability, death or unforeseeable emergency), payment is deferred for a period of not less than 5 years from the date payment would otherwise have been made or commenced; and

(d) with respect to any election relating to a distribution to be made (or commence) as of a specified date or pursuant to a fixed schedule (if permitted by the Plan), the subsequent election is made not less than 12 months prior to the date of the first scheduled payment.

Furthermore, no change of election shall permit the acceleration of the time or schedule of any payment under the Plan, except as may be provided by regulation or other guidance issued pursuant to Code §409A(a)(3). This paragraph is intended to be (and shall be interpreted to be) consistent with Code §409A(a)(3), Code §409A(a)(4)(C) and related guidance.

5.4 Death Benefits, if any, shall be paid in the form of a single lump sum as soon as administratively feasible after the Participant’s death. In the event of a Participant’s death after the Participant has qualified for Retirement Benefits, (i) if the Participant elected a lump sum form of benefit which has not been paid by the time of the Participant’s death, such benefit shall be paid to the Participant’s Beneficiary; (ii) if the Participant elected a single life annuity with a guaranteed number of payments and not all of the guaranteed payments have been made, the remaining guaranteed payments shall be paid to the Participant’s Beneficiary; and (iii) if the Participant elected a joint and survivor annuity and is survived by the joint annuitant, benefits shall continue to the joint annuitant for the joint annuitant’s life.

5.5 Severance Benefits payable under Section 4.3(a)(i) or Section 4.3(b)(i) shall be paid in the form of equal monthly installments commencing as of the first of the month after the Participant’s Separation from Service. Severance Benefits consisting of employer subsidized healthcare or reimbursements for life insurance or long-term disability coverage payable under Section 4.3(a)(ii) – (iv) or Section 4.3(b)(ii) – (iv) shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) and in the form of equal monthly installments commencing as of the first of the month after the Participant’s Separation from Service. Notwithstanding the foregoing, in the event the total value of the Severance Benefit payable to a Participant which is includable in taxable income shall exceed two times the lesser of the Participant’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case, as determined in accordance with Treas.

Reg. §1.409A-1(b)(9)(iii)(A)), any excess which would have otherwise been paid within the 6 month period beginning as of the Participant’s Separation from Service date shall not be paid as provided above and in Section 4.3, but instead shall be withheld until the first of the month after the date that is six months after the Participant’s Separation from Service date, at which point the withheld amounts shall be paid in a single lump sum. Such excess shall be withheld from amounts otherwise payable under Section 4.3(a)(i) or Section 4.3(b)(i).

5.6 At any time that the Company is publicly traded on an established securities market (as defined for purposes of Code §409A) and a distribution of deferred compensation (as defined for purposes of Code §409A) is to be made to a Specified Employee (as defined for purposes of Code §409A(a)(2)(B)(i)) on account of a Separation from Service, no distribution of such deferred compensation shall be made before the date which is 6 months after the date of the Specified Employee’s Separation from Service.

Section 6. Beneficiary Designation

6.1 Each Participant shall file with the Committee a written designation of a Beneficiary to receive any benefit payable to a Beneficiary under this Plan on or after the Participant’s death. The designation shall be made in such form as may be prescribed by the Committee. A Participant may, from time to time, amend or revoke his or her designation of Beneficiary.

6.2 If a Participant fails to designate a Beneficiary, if neither the primary designated Beneficiary nor any contingent Beneficiary survives the Participant or if a Participant’s designation of Beneficiary fails for any other reason, then any benefit otherwise payable to the Participant’s Beneficiary will be distributed to the Participant’s estate.

Section 7. Claims Procedures

7.1 Any person or entity (hereinafter referred to as “Claimant”) claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrative Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim.

7.2 If the claim or request is denied, the written notice of denial shall state:

(i) the reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(ii) a description of any additional material or information required and an explanation of why it is necessary, in which event the time period indicated in Section 7.1, above, shall be one hundred and eighty (180) days from the date of the initial claim; and

(iii) an explanation of the Plan’s claim review procedure.

7.3 Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Administrative Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Administrative Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Administrative Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4 The decision on review shall normally be made within sixty (60) days after the Administrative Committee’s receipt of a Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state reasons supporting the decision and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

Section 8. General Provisions

8.1 The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, pledged, or encumbered or be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including, but not limited to, any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant. Any such attempted assignment or transfer shall be void.

8.2 The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management and highly compensated employees. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company’s obligations hereunder shall be an unfunded and unsecured promise to pay money in the future for tax purposes and for purposes of Title I of ERISA. A Participant’s right to receive benefits hereunder shall be no greater than the right of an unsecured general creditor of the Company. Benefits shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such benefits. Notwithstanding the foregoing, the Company may, in its discretion and in conjunction with maintaining this Plan, establish a so-called “rabbi trust.” Any such trust created by the Company, and any assets held thereunder to assist the Company in meeting its obligations under this Plan, may be based on the Revenue Procedure 92-64 model trust (or subsequent guidance issued by the IRS).

8.3 Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Company or affect the right of the Company to discharge a Participant.

8.4 The Plan shall be construed and governed in accordance with the laws of the State of Connecticut, to the extent not preempted by Federal law.

Section 9. Taxes and Income Tax Withholding

9.1 The Company shall deduct from all amounts paid under this Plan any taxes required to be withheld by the Company under any federal, state, or local government tax statutes. The Participants will be responsible for all federal, foreign, state and local income taxes and any other taxes imposed on amounts paid under this Plan.

Section 10. Amendment, Suspension or Termination

10.1 The Company, by action of its Board of Directors (or its delegate), may amend or terminate the Plan at any time and for any reason, provided, however, that no amendment or termination of the Plan shall adversely affect the vested benefits payable hereunder to any Participant for service rendered prior to the effective date of such amendment or termination.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, on behalf of the Company, has set his or her hand this 6th day of December, 2007.

PROLIANCE INTERNATIONAL, INC.
By:	/s/ Barry R. Banducci
Its Chairman of the Board Duly Authorized